NEWS RELEASE
FOR IMMEDIATE RELEASE
VIDLER WATER RESOURCES, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER OF 2021

(Carson City, Nevada) - March 21, 2022

Vidler Water Resources, Inc. (Nasdaq: VWTR) announced its reported results for the fourth quarter ended December 31, 2021. Our reported shareholders’ equity was $208.6 million ($11.39 per share) at December 31, 2021, compared to $178.3 million ($9.59 per share) at December 31, 2020.

Fourth Quarter Results of Operations

Our fourth quarter results of operations were as follows (in thousands):

	Three Months Ended December 31,
	2021	2020
Total revenue	$23,444	$3,466
Total cost and expenses	7,879	2,703
Income from operations before income taxes	15,565	763
Benefit for federal and state income taxes	18,110	9,333
Net income attributable to Vidler Water Resources, Inc.	$33,675	$10,096

Net income per share	$1.85	$0.54

Full year Results of Operations

Our full year results of operations were as follows (in thousands):

	Year Ended December 31,
	2021	2020
Total revenue	$29,220	$9,612
Total cost and expenses	14,420	8,944
Income from operations before income taxes	14,800	668
Benefit for federal and state income taxes	18,110	9,333
Net income attributable to Vidler Water Resources, Inc.	$32,910	$10,001

Net income per share	$1.80	$0.52

Vidler Water Resources’ President and Chief Executive Officer, Dorothy Timian - Palmer, commented:

“Our 2021 results included a very significant sale of 55,000 Long-Term Storage Credits (“LTSC”) from our storage facility in the Harquahala Valley, Arizona that generated revenue of $22 million. We have always believed this asset to be an extremely important component in providing an assured water supply for the dynamic commercial, industrial and residential growth occurring in Arizona at present, and this has never been so apparent as the “mega-drought” continues in the Western U.S. which exacerbates the difficulty of providing sustainable water supplies for the region’s growth. We are actively marketing all our LTSC in both the Phoenix AMA and in our Harquahala storage facility and we are in discussions with numerous parties who require water supplies for their projects’ development. Our current price is $450 per LTSC.

“Also included in our 2021 results are the sales of approximately 68 acre-feet of our Fish Springs Ranch (“FSR”) water credits which generated revenue of $2.7 million – or approximately $41,000 per acre-foot. The growth in the northern Nevada region continues at a healthy pace. The region is still in an environment where not enough new homes are being built to satisfy the demand for housing, and affordable housing in particular, from this growth. As a result, we believe there is still strong long-term demand for our water credits to assist in resolving the region’s housing needs. We are pleased to have entered an agreement in 2022 with Truckee Meadows Water Authority (“TMWA”) to sell 400 acre-feet over the next ten years, generating revenue of $1 million per annum over a ten-year period. We have worked hard to provide a more certain outlook for our future revenue from our FSR water credits and this agreement, and potentially similar agreements with developers in the North Valleys to lock -up water over the life of a residential development project, are a good start to those efforts. The interest on our preferred account at the Fish Springs Ranch, LLC partnership (certain development and construction costs invested by Vidler to build the FSR pipeline and associated infrastructure are treated as preferred capital which entitles us to receive interest on the initial balance of the preferred capital plus accumulated interest and are first in line to be paid out as the FSR partnership generates sufficient revenue) currently accrues at LIBOR + 450 basis points or approximately $9 million per year. At December 31, 2021, the amount due to Vidler from any partnership distributions, prior to any profit split with our partners, is approximately $218.8 million.

“Our other income for 2021 was almost $1 million. Most, but not all, of this revenue is recurring revenue such as solar lease and ranch operations at FSR. These recurring revenues help offset our project and overhead costs. We estimate our annual net operating cash requirements, without generating any assets sales, to be approximately $5.4 million. If the legal costs we expended in 2021 for our appeal of the Nevada State Engineer’s Order that affects our Kane Springs, Nevada water rights are excluded from this total, as we believe they should be non – recurring costs once the issue is resolved, we estimate our net annual operating cash expenditures to be closer to $4.8 million. With respect to our appeal of the Nevada State Engineer’s Order that affects our Kane Springs, Nevada water rights, a hearing was held in February, 2022 before the district court in Las Vegas on our petition for judicial review and we expect the judge in this case to rule within 60 days of the hearing. The costs of our legal appeal have clearly been significant but it is important we protect our adjudicated water rights and whether we are successful or not in our appeal we intend to file a Takings Claim to recover our costs in this matter.

“Our results for 2021 also include a net tax benefit of $18.1 million. This net benefit includes a drawdown of our federal Net Operating Losses (“NOLs”) of approximately $3.7 million (tax effected) as we are able to shelter our estimated taxable income for 2021 with our NOLs carried forward. As a result, we estimate our federal NOLs at December 31, 2021 will be approximately $139.7 million. In addition, we have released another portion from our deferred tax valuation allowance of approximately $21.7 million. This release was a result of gaining more visibility of realization of our assets as a result of our 2021 transactions and the increased likelihood of utilizing our NOLs before they expire.”

About Vidler Water Resources, Inc.

As of December 31, 2021, our primary holding was Vidler Water Company, Inc. (“Vidler”), a water resource and water storage business, with assets and operations primarily in the Southwestern U.S.

Our business is to source, develop and provide sustainable potable water resources to fast-growing communities throughout the Southwest U.S. that lack, or are running short of, available water resources.

We conduct our business by working closely with many constituents in these communities: regulators, utilities, Native North American tribes, community leaders, residential and commercial developers and alternative energy companies. We ensure the water resources we develop and sell are sustainable and provide benefit to the citizens of the communities and regions we serve.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize our water and real estate assets, rather than reinvest the proceeds, we intend to return capital to shareholders through a stock repurchase program or by other means such as special dividends. Nonetheless, we may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets, if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

OTHER INFORMATION

At December 31, 2021, we had a market capitalization of $221.2 million, with 18,310,757 shares outstanding.

We remind all of our stockholders that questions regarding our operations may be submitted to info@vidlerwater.com, and, if appropriate, we will post on our website responses to these questions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "will," "could," "should," "may," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those provisions and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation, statements regarding our business objectives, our ability to monetize our water resources, the future demand for our water resources, our ability to reduce net operating cash use, our ability to source additional revenue streams, our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means. Our forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties.

A number of other factors may cause actual results to differ materially from our expectations, such as: any slow down or downturn in the housing or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; the impacts of the COVID-19 global pandemic on the demand for real estate, the pace of real estate development, and demand for water resources to support residential and commercial real estate development; prolonged weakness in the overall U.S. and global economies; the performance of the businesses in which Vidler operates; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 or at http://vidlerwater.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
        President and Chief Executive Officer
        (775) 885-5000

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